FOR INFORMATION CONTACT:
Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2009

PALO ALTO, Calif., July 29, 2009 – Varian Medical Systems (NYSE:VAR) today reported net earnings of $0.68 per diluted share in the third quarter of fiscal year 2009 versus net earnings from continuing operations of $0.61 per diluted share in the year-ago quarter.  Third quarter revenues were $510 million, about even with revenues from continuing operations in the year-ago quarter.  Compared to continuing operations in the year-ago quarter, net orders declined by 4 percent to $550 million and the quarter-ending backlog rose 11 percent to $1.9 billion.

“Product mix, successful cost control measures, and some discrete tax benefits contributed to higher gross and operating margins and solid earnings growth in the period,” said Tim Guertin, president and CEO of Varian Medical Systems.  “However, the affects of economic recession, particularly in the U.S., hindered growth in revenues and net orders in all our businesses.”

The company achieved very strong cash flow from operations in the quarter and ended the period with $472 million in cash and cash equivalents and $32 million of debt. Days sales outstanding was 83 for the quarter, up five days versus the year-ago period and an improvement of four days from the second quarter of this fiscal year.  The company did not repurchase shares of its stock during the period.

Oncology Systems
Oncology Systems’ revenues for the quarter totaled $428 million, up 5 percent from the third quarter of last fiscal year.  This business recorded third-quarter net orders of $459 million, about even with the same period last year.  Compared to the same period last fiscal year, net orders were down 9 percent in North America and up 8 percent in international markets.

  “Oncology Systems’ net orders were up in both Asia and Europe, but down in North America,” Guertin said.  “In the U.S., we experienced the combined effect of a recession and added uncertainty created by the prospects of healthcare reform and uncertainty about reimbursement rates.  A mix shift toward software products, including our RapidArc tool, together with cost controls contributed to a three-point improvement in Oncology Systems’ gross margins.”

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Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2009	Page 2

X-Ray Products
Revenues for the X-Ray Products business, including tubes and digital flat-panel detectors for filmless X-ray imaging, were $67 million for the third quarter, down 13 percent from the year-ago quarter.   Net orders for this business were $82 million, down 3 percent from the year-ago quarter.

“X-ray Product revenues were hurt more than expected in the third quarter by steep inventory adjustments among several imaging equipment manufacturers who cut back on orders during the second quarter of this year in response to the recession and market uncertainties in the U.S.,” said Guertin. “However net orders were down only modestly in the third quarter thanks to strengthening business in the latter half of the period.”

Other Businesses
The company’s Security and Inspection Products (SIP) business, proton therapy business, and Ginzton Technology Center reported combined fiscal 2009 third quarter revenues of $14 million, down 36 percent from the year-ago quarter.  Net orders for the quarter were $8 million, down 69 percent versus the year-ago quarter due exclusively to the SIP business.

“Government delays in deployment of port and border security systems contributed to the sharp declines in net order and revenues, especially compared to a strong year-ago quarter,” Guertin said.

Outlook
“For fiscal year 2009, we expect that net earnings per diluted share from continuing operations could grow to between $2.60 and $2.65 and that revenue from continuing operations could grow by about 4 to 5 percent,” Guertin said.

Investor Conference Call
Varian Medical Systems is scheduled to conduct its third quarter fiscal year 2009 conference call at 2 p.m. PT today.  To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com where it will be archived for a year.  To access the call via telephone, dial 1-800-260-8140 from inside the U.S. or 1-617-614-3672 from outside the U.S. and enter confirmation code 31906727.  The replay can be accessed by dialing 1-888-286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 35168740.  The telephone replay will be available through 5 p.m. PT, Friday, July 31, 2009.

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Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2009	Page 3

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 5,100 people who are located at manufacturing sites in North America, Europe, and China and approximately 79 sales and support offices around the world. For more information, visit http://www.varian.com.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s future orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as RapidArc therapy, image-guided radiation therapy (IGRT), stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “expect,” “could,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the effect of economic conditions, including the current global recession, the impact of health care reforms, and/or third-party reimbursement levels and credit availability for capital expenditures for cancer care; currency exchange rates and tax rates; demand for the company’s products; the company’s ability to develop and commercialize new products; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by sole purchasers of certain X-ray tubes; the company’s ability to maintain or increase operating margins; the impact of competitive products and pricing; the company’s ability to meet Food and Drug Administration and other regulatory requirements for product clearances or to comply with Food and Drug Administration and other regulatory regulations or procedures; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company’s business; the company’s ability to protect the company’s intellectual property; the potential loss of key distributors or key personnel; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2009	Page 4

Varian Medical Systems, Inc. and Subsidiaries
 Condensed Consolidated Statements of Earnings
 (Unaudited)

(Dollars and shares in millions, except per share amounts)	Q3 QTR 2009	Q3 QTR 2008	Q3 YTD 2009	Q3 YTD 2008
Net orders	$549.8	572.4	1,625.3	1,576.8
Oncology Systems	459.3	461.4	1,321.1	1,260.2
X-Ray Products	82.2	84.5	242.1	242.6
Other	8.3	26.5	62.1	74.0

Order backlog	$1,941.0	1,755.2	1,941.0	1,755.2

Revenues	$509.8	507.4	1,572.1	1,477.0
Oncology Systems	428.2	407.7	1,271.0	1,189.2
X-Ray Products	67.2	77.2	239.1	222.1
Other	14.4	22.5	62.0	65.7
Cost of revenues	$293.6	295.1	896.5	862.0

Gross margin	216.2	212.3	675.6	615.0
As a percent of revenues	42.4%	41.8%	43.0%	41.6%

Operating expenses
Research and development	35.3	35.7	109.3	96.5
Selling, general and administrative	78.4	84.5	242.8	234.7

Operating earnings	102.5	92.1	323.5	283.8
As a percent of revenues	20.1%	18.2%	20.6%	19.2%

Interest income/(expense), net	(0.3)	1.3	0.7	4.4
Earnings from continuing operations before taxes	102.2	93.4	324.2	288.2
Taxes on earnings	16.8	16.3	89.9	80.0
Earnings from continuing operations	85.4	77.1	234.3	208.2
As a percent of revenues	16.7%	15.2%	14.9%	14.1%
Loss from discontinued operations – net of taxes (1)	-	(2.9)	(12.3)	(7.2)
Net earnings	$85.4	74.2	222.0	201.0

Net earnings (loss) per share – basic:
Continuing operations	$0.69	0.62	1.89	1.67
Discontinued operations (1)	-	(0.02)	(0.10)	(0.06)
Net earnings per share	$0.69	0.60	1.79	1.61

Net earnings (loss) per share – diluted:
Continuing operations	$0.68	0.61	1.88	1.63
Discontinued operations (1)	-	(0.03)	(0.10)	(0.05)
Net earnings per share	$0.68	0.58	1.78	1.58

Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	124.2	124.6	124.0	124.9
Average shares outstanding - diluted	125.0	127.1	124.9	127.6

(1) The operating results of ACCEL research instruments are classified as discontinued operations for all periods presented.

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2009	Page 5

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	July 3, 2009	September 26, 2008(2)
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$471,721	$397,306
Restricted cash	2,629	-
Accounts receivable, net	469,523	486,310
Inventories	358,151	282,980
Deferred tax assets and other	191,485	209,006
Current assets of discontinued operations (1)	-	18,799
Total current assets	1,493,509	1,394,401

Property, plant and equipment	520,064	452,576
Accumulated depreciation and amortization	(259,767)	(234,393)
Property, plant and equipment, net	260,297	218,183

Goodwill	207,687	209,146
Other assets	166,077	150,694
Long term assets of discontinued operations (1)	-	3,088
Total assets	$2,127,570	$1,975,512

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$88,259	$105,281
Accrued expenses	239,775	252,915
Deferred revenues	124,219	141,368
Advance payments from customers	249,450	201,783
Product warranty	46,779	51,141
Current maturities of long-term debt	9,001	7,987
Current liabilities of discontinued operations (1)	-	21,202
Total current liabilities	757,483	781,677
Other long-term liabilities	117,561	134,251
Long-term debt	23,459	32,399
Total liabilities	898,503	948,327

Stockholders’ Equity
Common stock	125,530	125,590
Capital in excess of par value	501,588	468,384
Retained earnings and accumulated other comprehensive loss	601,949	433,211
Total stockholders’ equity	1,229,067	1,027,185
Total liabilities and stockholders’ equity	$2,127,570	$1,975,512

(1) The assets and liabilities of ACCEL research instruments are classified as discontinued operations.

(2) The condensed consolidated balance sheet as of September 26, 2008 was derived from audited financial statements as of that date.